EXHIBIT 23B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bassett Furniture Industries, Incorporated
Bassett, Virginia

We consent to the incorporation by reference in the Registration Statements (Nos. 33-52405, 33-52407, 333-60327 and 333-43188) on Form S-8 of Bassett Furniture Industries, Incorporated and subsidiaries of our report dated January 18, 2011, relating to the consolidated balance sheets of International Home Furnishings Center, Inc. and its subsidiaries as of October 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended October 31, 2010, which report is included in the annual report on Form 10-K of Bassett Furniture Industries, Incorporated and its subsidiaries.

(formerly Dixon Hughes PLLC)
High Point, North Carolina
February 2, 2012